PART 1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART), DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

FOR IMMEDIATE RELEASE

12 November 2013

RECOMMENDED OFFER

BY

GENERAL SALES AND LEASING, INC.

FOR

XENETIC BIOSCIENCES PLC

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

SUMMARY

•	The boards of directors of General Sales and Leasing, Inc. (“GSL”) and Xenetic Biosciences plc (“Xenetic”) are pleased to announce that they have reached agreement on the terms of a recommended proposal for the Acquisition under which GSL will acquire the entire issued and to be issued share capital of Xenetic. The Acquisition is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

•	The Scheme and the Acquisition are conditional, amongst other things, on the approval by Shareholders of the Scheme Resolutions.

•	Under the terms of the Acquisition, Xenetic Shareholders will be entitled to receive 56 GSL Consideration Shares for every 175 Scheme Shares.

•	The Acquisition achieves the previously announced aim of Xenetic to migrate its principal place of business and operations from the UK to the US, and would be the first step in it achieving a listing on an Exchange.

•	GSL is a Nevada company whose shares are currently available for quotation on the OTCBB and OTCQB. It is the intention that, following the completion of the Acquisition, GSL shall seek a quotation of its shares on an Exchange at the earliest possible opportunity.

•	The Acquisition values each Xenetic Share at approximately 5.95 pence and the existing issued share capital of Xenetic at approximately £24.3 million.

•	The GSL Consideration Shares, to be issued to Xenetic Shareholders, will represent approximately 97.39 per cent of the issued share capital of the Enlarged Group.

•	On completion of the Acquisition, GSL’s sole director will resign and certain members of the board of Xenetic will be appointed to the board of GSL.

•	Shareholders’ attention is drawn to the application that has been made by Xenetic to the London Stock Exchange to cancel the admission to trading on AIM of its Shares, such cancellation being conditional upon the Scheme becoming Effective. This Announcement provides Shareholders with notice of the intended cancellation, the expected date of which will be set out in the Scheme Document and notified to Shareholders in accordance with AIM Rule 41 at the same time as the Scheme Document is posted to them. Cancellation will not take place until at least 20 Business Days thereafter.

•	Conditional upon and simultaneously with completion of the Acquisition, all current business activities of GSL will be sold leaving Xenetic’s current business as the only operations, assets and liabilities of the Enlarged Group. There is expected to be no change to the business or strategy of Xenetic as presently carried on.

•	GSL has received irrevocable undertakings to approve, or procure the approval of, the Scheme from certain Xenetic Shareholders in respect of, in aggregate, 94,134,827 Scheme Shares, representing approximately 23.08 per cent. of Xenetic’s existing issued share capital on 11 November 2013 (being the Business Day prior to the date of this Announcement).

•	The Xenetic Directors (save for Roman Knyazev), who have been so advised by London Bridge Capital Limited in its capacity as Xenetic’s independent financial adviser for the purposes of Rule 3 of the City Code, consider the terms of the Scheme to be fair and reasonable in so far as Xenetic Shareholders are concerned. Accordingly, the Xenetic Directors (other than Roman Knyazev) recommend that all Xenetic Shareholders vote in favour of the Scheme Resolutions, as they have irrevocably undertaken to do in respect of their entire beneficial holdings in Xenetic which amount to 11,271,086 Xenetic Shares, representing, in aggregate, 2.76 per cent. of Xenetic’s existing issued ordinary share capital on 11 November 2013 (being the Business Day prior to the date of this announcement). The position of Mr Knyazev is described further in this Announcement. In providing its advice, London Bridge Capital Limited has taken into account the Xenetic Directors’ commercial assessments.

Commenting on the Offer, Ari L. Nagler, President and CEO of GSL, said:

“General Sales and Leasing, Inc. is delighted to be undertaking this transaction with Xenetic Biosciences plc and looks forward to its successful completion.”

Commenting on the Offer, Sir Brian Richards, Chairman of Xenetic, said:

“We have been working long and hard to find a suitable US company to effect a reverse merger and we are delighted to be able to announce this transaction with General Sales and Leasing, Inc. which, when completed, we believe will provide Xenetic Biosciences with the benefits available to US-registered biotechs and which are, sadly, less readily available to biotechs in the UK or Europe. This is only an interim stage, but a key one, in our plan to achieve a listing on a major US stock exchange. We believe that this is a good move for Xenetic and its shareholders.”

Nothing in this announcement is intended, or is to be construed, as a profit forecast or should be interpreted to mean that earnings per GSL Consideration Share for the current or future financial years will match or exceed the historical earnings per Xenetic Share or GSL Consideration Share.

This summary should be read in conjunction with the full text of this Announcement and the Appendices. The Acquisition is subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement and to the full terms and conditions to be set out in the Scheme Document, the Equivalent Document and the Forms of Proxy. The bases of calculations and sources of certain financial information contained in this Announcement, and certain additional financial and operational information, are set out in Appendix 2 to this Announcement. Details of the irrevocable undertakings received in relation to the Acquisition are set out in Appendix 3 to this Announcement. Certain definitions and terms used in this Announcement are set out in Appendix 4 to this Announcement.

Enquiries:

General Sales and Leasing, Inc. +1 702 312 6255

Ari L. Nagler (President and CEO)

Kyleen Cane, Cane Clark LLP (US counsel to GSL)

Xenetic Biosciences plc +44 (0)20 3021 1500

Colin Hill (Chief Financial Officer)

London Bridge Capital Limited +44 (0)7912 201639

(Financial adviser to Xenetic)

Adam Hart

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N+1 Singer +44 (0)20 7496 3000

(Nominated Adviser & Broker to Xenetic)

Aubrey Powell

Jenny Wyllie

Further information

There has been limited trading in GSL Shares and no prior trading in GSL Consideration Shares; therefore neither is considered to have a public valuation. Accordingly an estimate of the value of a GSL Consideration Share pursuant to Rule 24.10 of the City Code prepared by London Bridge Capital will be contained in the Scheme Document. This estimate values a GSL Consideration Share at 18.59 pence.

This announcement is for information only and is not intended to and does not constitute, or form part of, any offer to sell or invitation to purchase or subscribe for any securities, or any solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise.  The Acquisition will be effected solely through the Scheme Document, the Equivalent Document and the Forms of Proxy, which together will contain the full details and terms and conditions of the Scheme, including the details of how to approve the Scheme. The Equivalent Document in relation to the GSL Consideration Shares, for which GSL is responsible, will be published by GSL on or about the date on which the Scheme Document is posted and will contain information about GSL and the GSL Consideration Shares. The text of the Equivalent Document will, for convenience only, be replicated in the Scheme Document.

Any decision regarding the Scheme should be made only on the basis of information referred to in the Scheme Document and Equivalent Document which are intended to be dispatched as soon as practicable to Xenetic Shareholders, persons with information rights and, for information only, to participants in the Xenetic share incentive schemes and other option holders and warrant holders.

Please be aware that addresses, electronic addresses and certain other information provided by Xenetic Shareholders, persons with information rights and other relevant persons in connection with the receipt of communications from Xenetic may be provided to GSL during the Offer Period as required under Section 4 of Appendix 4 to the City Code.

London Bridge Capital Limited, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic as its financial adviser and no one else in connection with the Acquisition and will not be responsible to anyone other than Xenetic for providing the protections afforded to clients of London Bridge Capital Limited nor for providing advice in connection with the Acquisition or the content of, or any other matter or arrangement described or referred to in, this document. Neither London Bridge Capital Limited nor any of its directors, officers, subsidiaries or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of London Bridge Capital Limited in connection with the Acquisition or any other matter referred to in this document, any statement contained herein or otherwise.

N+1 Singer, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic as its nominated adviser and broker and no one else in connection with the Acquisition and will not be responsible to anyone other than Xenetic for providing the protections afforded to clients of N+1 Singer nor for providing advice in connection with the Acquisition or the content of, or any other matter or arrangement described or referred to in, this document. Neither N+1 Singer nor any of their respective directors, officers, subsidiaries or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of N+1 Singer in connection with the Acquisition or any other matter referred to in this document, any statement contained herein or otherwise.

This announcement has been prepared for the purposes of complying with English law and the information disclosed may be different from that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales. Overseas Shareholders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme and the Acquisition on their particular circumstances.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the availability of any offer to shareholders in Xenetic who are not resident in the United Kingdom may be affected by the laws or regulations of any such jurisdictions.  Accordingly, any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom should inform themselves of, and observe, any applicable requirements.

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Overseas Shareholders

The implications of the Scheme and the Acquisition for Overseas Shareholders may be affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

The Acquisition relates to the acquisition of shares in a UK public company and is proposed to be made by means of a scheme of arrangement under Part 26 of the Companies Act. In particular, with respect to investors in the United States, a transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of US tender offer rules. Financial information on the Xenetic Group included in the relevant documentation has been prepared in accordance with accounting standards applicable to listed companies in the UK, being IFRS as adopted by the European Union. These may not be comparable to the financial statements of US companies.

To the extent that the Acquisition is effected by way of a Scheme, the GSL Consideration Shares to be issued under the Scheme have not been, and will not be, registered under the US Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state, district or other jurisdiction of the United States, the Republic of South Africa, Canada or Japan.

It is expected that the GSL Consideration Shares will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. Under applicable US Securities laws, shareholders who are or will be deemed to be affiliates of Xenetic or GSL prior to, or of the Enlarged Group after, the Effective Date will be subject to certain transaction restrictions relating to the GSL Consideration Shares received in connection with the Scheme.

This announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. Xenetic Shareholders are advised to read carefully the Equivalent Document as well as the Scheme Document and the Forms of Proxy once these have been dispatched.

Disclosure requirements of the City Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

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If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Opening Position Disclosures have already been made both by GSL and by Xenetic.

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.”

Rule 2.10

In accordance with Rule 2.10 of the City Code, GSL confirms that it currently has 135,000,000 shares of Common Stock with a par value of USD0.001 each in issue. The ISIN reference for these securities is US3707291056. Xenetic confirms that it currently has 407,875,428 ordinary shares of 0.5 pence each in issue. The ISIN reference for these securities is GB00B08NWV55.

Publication on website

A copy of this announcement is, and will be available, free of charge for inspection on Xenetic's website at www.xeneticbio.com/investorrelations during the course of the Acquisition but should not be forwarded or transmitted in or into or from any Overseas Jurisdiction.

For the avoidance of doubt, the content of the website referred to above is not incorporated into and does not form part of this announcement.

Cautionary note regarding forward-looking statements

This announcement contains statements about Xenetic and GSL that are or may be forward-looking statements. All statements other than statements of historical facts included in this announcement may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets", "plans", "believes", "expects", "aims", "intends", "will", "may", "anticipates", "estimates", "projects" or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Xenetic's or GSL’s operations; and (iii) the effects of government regulation or stock exchange on Xenetic's or GSL’s business or securities.

Such forward-looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Each of Xenetic and GSL disclaims any obligation to update any forward-looking or other statements contained in this announcement, except as required by applicable law.

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PART 2

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF ANY RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION

FOR IMMEDIATE RELEASE

RECOMMENDED OFFER

BY

GENERAL SALES AND LEASING, INC.

FOR

XENETIC BIOSCIENCES PLC

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

1	Introduction

The boards of directors of General Sales and Leasing, Inc. (“GSL”) and Xenetic Biosciences plc (“Xenetic”) are pleased to announce that they have reached agreement on the terms of a recommended proposal for the Acquisition under which GSL will acquire the entire issued and to be issued share capital of Xenetic. The Acquisition is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

2. Summary of the terms of the Acquisition

The Acquisition is to be implemented by means of a scheme of arrangement between Xenetic and the Scheme Shareholders under Part 26 of the Companies Act and involves a reduction of capital under section 648 of the Companies Act. Details of the Acquisition (including the Conditions to which it is subject) are summarised in Parts 2 and 3 of this Announcement and will be set out in full in the Scheme Document.

The Scheme requires the requisite approval of Shareholders at a meeting convened by the Court and the subsequent sanction of the Court. The Reduction of Capital requires the approval of Scheme Shareholders at the General Meeting and the subsequent confirmation of the Court. Once the Scheme becomes Effective, the terms will be binding on all Scheme Shareholders whether or not they voted in favour of the Scheme.

The purpose of the Scheme is to enable GSL to become the holder of the entire issued and to be issued share capital of Xenetic. This is to be achieved by the cancellation of the Scheme Shares and the application of the reserve resulting from such cancellation in paying up in full such number of New Shares as is equal to the number of Scheme Shares cancelled, and issuing the same to GSL, in circumstances where the Scheme Shareholders on the register of members at the Scheme Record Time will receive:

for every 175 Scheme Shares : 56 GSL Consideration Shares

Xenetic Shareholders holding 175 Scheme Shares or less will be entitled to vote at the Meetings. They will not however receive any GSL Consideration Shares. The GSL Consideration Shares attributable to their Scheme Shares will be aggregated and sold for cash on behalf of such Xenetic Shareholders as soon as reasonably practicable following completion of the Acquisition at the then prevailing market price on the OTCBB or OTCQB. The proceeds will then be converted into sterling at the exchange rate prevailing at that time and Xenetic Shareholders with entitlements to proceeds of such sale of less than £1 will have their proceeds aggregated and donated to charity. Those with entitlements to proceeds of greater than or equal to £1 will receive sterling cheques for their entitlements as soon as reasonably practicable after such sale. Xenetic Shareholders with entitlements to proceeds of £1 or more, will also be able to opt to have such proceeds donated to charity.

Any Xenetic Shareholders to the extent holding a number of Scheme Shares not divisible by 175, will also have such Scheme Shares aggregated together with similar Scheme Shares of other Xenetic Shareholders to result in GSL Consideration Shares to be sold on behalf of such Xenetic Shareholders in the same manner as explained above. Again, Xenetic Shareholders with entitlements to proceeds of such sale of less than £1 will have their proceeds aggregated and donated to charity. Those with entitlements to proceeds of greater than or equal to £1 will receive sterling cheques for their entitlements as soon as reasonably practicable after such sale. Xenetic Shareholders with entitlements to proceeds of £1 or more, will also be able to opt to have such proceeds donated to charity.

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An estimate prepared by London Bridge Capital pursuant to Rule 24.10 of the City Code of the value of a GSL Consideration Share will be contained in the Scheme Document. This estimate values a GSL Consideration Share at 18.59 pence. On the basis of the value of a GSL Consideration Share of 18.59 pence, the Acquisition values the entire existing issued share capital of Xenetic at approximately £24.3 million and each Scheme Share at approximately 5.95 pence representing a premium or discount of approximately:

•	Discount of 8.49 per cent. to the Closing Price per Scheme Share of 6.5 pence on 11 November 2013 (being the last Business Day prior to the date of this Announcement);

•	Premium of 5.75 per cent. to the Closing Price per Scheme Share of 5.625 pence on 20 October 2013 (being the last Business Day prior to the announcement that Xenetic was in discussions with GSL); and

•	Premium of 5.75 per cent. to the Closing Price per Scheme Share of 5.625 pence on 15 July 2013 (being the last Business Day prior to the commencement of the Offer Period).

Roman Knyazev is an employee and investment manager of Rusnano (a significant shareholder in Synbio, the 45% shareholder of Xenetic). He was appointed to the Board as a nominated director by Synbio pursuant to the relationship agreement between Synbio and Xenetic dated 28 November 2011 (the "Relationship Agreement"). As a result of his employment by Rusnano, a Russian state-owned entity, Mr Knyazev is unable to express a view on any transaction involving a board recommendation for shareholders to vote either in favour or against any particular proposal.

Since his appointment, the Xenetic Board has been aware of this situation and is wholly supportive of it and such a situation has not arisen to date. This does not affect Mr Knyasev's ability to participate as a director of Xenetic as regards day-to-day and operational matters. Dr Dmitry Genkin and Dr Artur Isaev are directors of both Xenetic and SynBio (but not of Rusnano) and, as stated below, have voted in favour of the Scheme and recommend it to Xenetic Shareholders along with the remainder of the Xenetic Board.

The Xenetic Directors (other than Roman Knyazev for the reasons stated above), who have been so advised by London Bridge Capital Limited in its capacity as Xenetic’s independent financial adviser for the purposes of Rule 3 of the City Code, consider the terms of the Scheme to be fair and reasonable in so far as Xenetic Shareholders are concerned. Accordingly, the Xenetic Directors (other than Roman Knyazev) unanimously recommend that all Xenetic Shareholders vote in favour of the Scheme Resolutions, as they have irrevocably undertaken to do in respect of their entire beneficial holdings in Xenetic which amount to 11,271,086 Xenetic Shares, representing, in aggregate, 2.76 per cent. of Xenetic’s existing issued ordinary share capital on 11 November 2013 (being the last Business Day prior to the date of this Announcement). In providing its advice, London Bridge Capital Limited has taken into account the Xenetic Directors’ commercial assessments.

The Acquisition and the resolutions required to implement the Scheme will be put to Xenetic Shareholders at the Court Meeting and the General Meeting in due course. If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attend or vote at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour).

Shareholders’ attention is drawn to the application that has been made by Xenetic to the London Stock Exchange to cancel the admission to trading on AIM of its Shares, such cancellation being conditional upon the Scheme becoming Effective. This Announcement provides Shareholders with notice of the intended cancellation, the expected date of which will be set out in the Scheme Document and notified to Shareholders in accordance with AIM Rule 41 at the same time as the Scheme Document is posted to them. Cancellation will not take place until at least 20 Business Days thereafter.

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3. Further details of the Scheme

Further details of the Scheme will be set out in the Scheme Document. The GSL Consideration Shares will, when issued, be fully paid and rank pari passu in all respects with the New GSL Shares.

The Scheme will extend to any Xenetic Shares which have been unconditionally allotted or issued and fully paid (or credited as fully paid) by the date on which the Scheme is approved together with any further Xenetic Shares which are unconditionally allotted or issued during the offer period (or by such earlier date as GSL may, subject to the City Code, decide). The articles of association of Xenetic will also be amended as part of the Scheme resolution(s), such that any Xenetic Shares issued after the Scheme becomes Effective will automatically be acquired by GSL for such number of GSL Consideration Shares as would have been issued had the relevant Xenetic Shares been Scheme Shares.

GSL will publish an Equivalent Document in connection with the issue of the GSL Consideration Shares. The Equivalent Document, for which GSL is responsible, will be published on or about the date on which the Scheme Document is posted and will contain information on GSL and the GSL Consideration Shares. The text of the Equivalent Document will, for convenience only, be replicated in the Scheme Document.

4. Background to and reasons for the Xenetic Directors' recommendation of the Acquisition

The Board believes that at the present time smaller quoted bioscience companies, in general, have a higher profile and a better investor following in the US than is found in European markets in general and in the UK market, in particular. The Board believes that by achieving a listing for Xenetic on an Exchange, significant benefits will accrue to Xenetic and its shareholders including, but not exclusively:

(a)	the ability to attract and incentivise qualified US personnel with orphan drug development and launch experience;

(b)	easier access to finance on reasonable terms;

(c)	a better rating of Xenetic's shares; and

(d)	higher levels of share trading liquidity.

The Board has considered a number of options to achieve the goal of migration to the US, including seeking a quotation of Xenetic's shares directly on an Exchange and seeking a merger with an existing US-quoted biotechnology company with complementary activities. Following careful consideration of the issues, the Board has determined that the most appropriate way of achieving this outcome is to be acquired by an SEC-reporting company, and then seek to achieve a quotation on an Exchange within a reasonable period; and to effect such an acquisition by the Scheme.

Xenetic's plan is for it to be acquired on a share-for-share basis by GSL, where the level of effective dilution to Xenetic Shareholders does not exceed 3% as at the Effective Date. This means that, other than for such dilution and the fees and costs of the Acquisition (which are deemed to be the "cost" of achieving Xenetic's aims), the group formed by the completion of the Acquisition will be effectively the same group as at present, with the same assets and liabilities, save that it will have a US holding company (GSL) with an enhanced ability to achieve a listing on an Exchange. Whilst Xenetic and GSL have commenced developing a plan regarding such a listing, there is no guarantee that such a listing can be achieved.

5. Information on Xenetic

Xenetic is committed to becoming a US-based and Exchange-listed speciality drug developer focused on achieving full value recognition of the Xenetic patent-protected portfolio with its core technologies and targeted therapeutic offerings.

Xenetic is currently a UK based biopharmaceutical company with core technology capabilities, intended to facilitate the development of a new generation of biological drugs, vaccines and oncology therapies.

Together with its collaborative partners SynBio, Pharmasynthez, SIIL and Baxter, the Group is developing a pipeline of next-generation biotherapeutics based on its proprietary PolyXen, Oncohist and ImuXen platform technologies. The Group is pursuing a development strategy of clinical advancement through its own efforts and those of its collaborative partners (such as SynBio, Pharmsynthez, SIIL and Baxter).

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6. Information on GSL

GSL Shares are currently available for quotation on the OTCBB and OTCQB. There has been only limited trading recently in such shares and therefore they are not considered to have a public valuation or market.

GSL is not currently identified as a 'shell company' under relevant SEC rules and regulations, which means that its stock is not subject to certain limitations contained in these rules. There can be no assurance, however, that the SEC and/or various regulatory bodies in the US will not reject this classification and effectively apply the shell company rules to GSL in the future. Additionally, any Exchange may apply its own rules and/or analysis and reach the conclusion that GSL was or is a shell company.

Any such determination, either by the SEC, one of the regulatory bodies in the US or an Exchange, could adversely impact the Enlarged Group's attempt to be listed on an Exchange or the tradability of its shares, and/or the cost and time involved in doing so. This may include being subject to the “seasoning rules” of an Exchange prior to being quoted, in effect requiring GSL to wait a year or more before being allowed to obtain a listing on such Exchange.

GSL was incorporated in August 2011 for the purpose of owning and operating helicopters for use in sightseeing tours and as pilot training aircraft. Whilst there is demand for hourly helicopter rental in Las Vegas, GSL believes that it is in the best interests of its shareholder base to enter into the Acquisition and to dispose of all its current business operations.

Accordingly, on 12 November 2013, GSL entered into a conditional agreement with its largest shareholder, Oxbridge Technology Partners, SA (“Oxbridge”), a Belize Corporation, pursuant to which Oxbridge will acquire the entirety of GSL's existing business, which acquisition is conditional upon and will complete immediately after the Scheme becomes Effective. Under this disposition agreement, the shares of GSL’s two subsidiaries, Shift It Media and General Aircraft, Inc., along with the assets and liabilities associated with their businesses, will pass to Oxbridge.  In addition, the 100,000,000 GSL Shares currently held by Oxbridge shall at the same time be retired to treasury.  Furthermore, GSL shall make a payment of US$430,000 in cash to Oxbridge subject to the Scheme becoming Effective.

GSL will also undertake a share consolidation in advance of the Scheme becoming Effective whereby every holder of GSL Shares will receive 1 New GSL Share for every 10 GSL Shares held on the consolidation date.

7. GSL's strategic plans for Xenetic

On the Scheme becoming Effective, GSL's sole director will resign and the Proposed Directors will join the board of GSL as directors with the intention that their service agreements and/or terms of appointment are to be substantially equivalent to their current terms, subject to applicable US laws and regulations.

No material changes to the terms of engagement of Xenetic's current employees are expected as a result of the conclusion of the transaction contemplated by the Scheme. However, independently of the Scheme and in accordance with its stated strategy, Xenetic has undertaken some restructuring (which is ongoing) in relation to the re-location of some operations to the US and the set up of an operations centre in Lexington, Massachusetts.

There is expected to be no change to the business or strategy of Xenetic following completion of the Scheme.

8. Irrevocable Undertakings

Xenetic has sought and received irrevocable undertakings from those Xenetic Directors who are beneficial owners of Xenetic Shares to vote in favour of the Scheme Resolutions in respect of their entire beneficial holdings of Xenetic Shares, a total of 11,271,086 Xenetic Shares, representing approximately 2.76 per cent. of the existing issued ordinary share capital of Xenetic as at 11 November 2013 (being the Business Day prior to the date of this Announcement), as set out in Appendix 3.

Xenetic has sought and received irrevocable undertakings from certain other Xenetic Shareholders who beneficially own or otherwise control Xenetic Shares to vote or procure the vote in favour of the Scheme Resolutions in relation to a total of 82,863,741 Xenetic Shares, representing approximately 20.32 per cent. of the existing issued ordinary share capital of Xenetic as at 11 November 2013, also as set out in Appendix 3.

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In relation to the Scheme Resolutions, Xenetic has therefore received total irrevocable undertakings in respect of 94,134,827 Xenetic Shares representing, in aggregate, 23.08 per cent. of the existing issued ordinary share capital of Xenetic as at 11 November 2013.

The irrevocable undertakings are governed by English law and copies will be available, no later than 12 noon on 13 November 2013 on the following website: www.xeneticbio.com/investorrelations, until the completion of the Scheme.

9. Listing arrangements

Shareholders’ attention is drawn to the application that has been made by Xenetic to the London Stock Exchange to cancel the admission to trading on AIM of its Shares, such cancellation being conditional upon the Scheme becoming Effective. This Announcement provides Shareholders with notice of the intended cancellation, the expected date of which will be set out in the Scheme Document and notified to Shareholders in accordance with AIM Rule 41 at the same time as the Scheme Document is posted to them. Cancellation will not take place until at least 20 Business Days thereafter.

It is intended that, as soon as reasonably practicable after the Scheme becomes Effective, Xenetic will be re-registered as a private limited company in accordance with the Companies Act.

It is the intention of the Proposed Directors and Xenetic that GSL, following the completion of the Acquisition, will seek a listing of its shares on an Exchange at the earliest practicable opportunity.

The GSL Consideration Shares will in the meantime be available for quotation on the OTCBB and/or the OTCQB and will be issued free from all liens, charges, encumbrances and other third party rights and/or interests of any nature whatsoever. It is expected that the GSL Consideration Shares to be issued will be entitled to be deposited, in the normal course, into an individual shareholder’s trading account and then available for immediate trading.

Xenetic Shareholders should, however, be aware that the deposit of their GSL Consideration Shares into their existing trading accounts may be restricted or delayed as a result of the rules of their individual US broker-dealer or its clearing house. It is not uncommon for many US broker-dealers to require a substantial amount of additional documentation to effectuate the deposit and subsequent trading of new OTCBB and OTCQB shares. Consequently, shareholders may be required to set up a new trading account with a different broker-dealer or otherwise find themselves subject to delays and other issues in the deposit of their GSL Consideration Shares. The deposit of the GSL Consideration Shares will be the responsibility of the recipient shareholder.

The GSL Consideration Shares will be capable of being held in both certificated and uncertificated form, will be issued credited as fully paid and will rank pari passu in all respects with the New GSL Shares, including as to voting rights and the right to receive and retain all dividends and other distributions declared, paid or made after the Effective Date. The New GSL Shares and the GSL Consideration Shares will be denominated in US$.

The GSL Consideration Shares will be issued on implementation of the Scheme to Scheme Shareholders on the register of members of Xenetic at the Scheme Record Time.

Xenetic Shareholders should also note that following the completion of the Acquisition, and their receipt of their entitlements to GSL Consideration Shares, the protections contained within the City Code will not apply to such holdings.

10. Proposed arrangements with related parties

Alongside equity subscriptions previously made by them, Xenetic has previously negotiated warrant arrangements with some of its collaborative partners. These take the form of investment incentives designed to allow those parties to benefit from growth in shareholder value anticipated to arise as a result of the collective efforts of Xenetic and its collaborators in the positive clinical development of Xenetic's drug candidate pipeline.

All such arrangements have been based upon aspirational share price enhancement resulting from pre-clinical and clinical development milestones being achieved; such as, for example, the filing of Innovative New Drug (“IND”) applications or progression through regulated clinical trials whether in Western Europe or elsewhere.

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This has customarily been the case given that Xenetic's three principal co-development agreements are with two Russian entities (SynBio and Pharmsynthez) and with Serum Institute of India. Xenetic has also previously granted warrant rights to individuals within certain of these collaborative partnerships, designed to align the interests of operational field management with those of Xenetic’s shareholders and directors.

At the time of the making any such grants/awards, it is clearly difficult to account for future influences which can conspire against planned developments by way both as to absolute negative influences coming to bear, and in relation to the timing of events. Such has been the case with both SynBio and SII, where the warrant entitlements granted in 2011 have been rendered either effectively worthless (SII) or are now recognised as being relatively very much less attainable (SynBio) than was first considered reasonable by the parties at the date of grant.

Accordingly, Xenetic has been in discussions with SII and Synbio to revisit the original terms of grant with a view to their warrants being renewed/re-priced with the benefit of current levels of understanding and development plans resulting from Xenetic's migration to the United States. Additionally, now that product development lies at the heart of Xenetic's activities, the Directors believe that it is again appropriate that further operational management awards should be considered.

Additionally, in 2011-12 Synbio provided Xenetic with a loan facility to fund its operations. Xenetic is now in discussions with Synbio as regards the repayment of the loan by way of a further issue of shares to them after the Scheme becomes Effective.

While all of the above discussions are at an early stage, if arrangements are agreed before the issue of the Scheme Document, appropriate announcements will be made if required under the AIM Rules and, to the extent required by the City Code, appropriate resolutions will be put to shareholders at the General Meeting. Such resolutions would be separate, and completion of the Scheme would not be conditional on such resolutions being passed or not passed.

If arrangements are not agreed before the issue of the Scheme Document, and insofar as the Scheme is completed and such arrangements are concluded within six months of the Scheme becoming Effective, Xenetic and GSL will put appropriate resolutions to the shareholders of GSL to approve the agreed arrangements, whether or not such resolutions are required to be considered by such shareholders under applicable laws or regulations (including the laws of Nevada).

11. Xenetic options, warrants and jointly-owned shares

The Scheme will extend to any Xenetic Shares which are unconditionally allotted or issued and fully paid (or credited as fully paid) upon the exercise of options (including under employee share schemes) or warrants before the date on which the Scheme is approved (or such earlier date as GSL may, subject to the City Code, decide).

The articles of association of Xenetic will also be amended as part of the Scheme resolution(s), such that any Shares issued after the Scheme becomes Effective following the exercise of options or warrants in accordance with their terms will automatically be acquired by GSL for such number of GSL Consideration Shares as would have been issued had the relevant Shares been Scheme Shares.

Holders of share options granted under Xenetic employee share option schemes will each be invited by GSL to exchange such options for equivalent rights to acquire shares in GSL, conditional upon the Scheme becoming effective.

Xenetic Shares which are jointly-owned by executive directors and a trustee under the terms of the Xenetic Executive Shared Ownership Plan (“the Xenetic JSOP”) will, pursuant to the terms of the Scheme, become the joint beneficial owners of GSL Consideration Shares which will remain held by the trustee as nominee for the beneficial joint owners upon and subject to the terms of the Xenetic JSOP.

Insofar as employee share options granted under Xenetic employee share option plans, and interests under the Xenetic JSOP, are subject to vesting conditions expressed as share price targets, those targets will relate to the prices of GSL Consideration Shares and will be adjusted as appropriate to ensure that no additional benefits are conferred on participants.

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12. General

The Scheme will be subject to the Conditions and certain further terms set out in Appendix 1 and the further terms and conditions to be set out in the Scheme Document, the related Forms of Proxy and any other document by which the Acquisition is made.

The sources and bases of certain information contained in this announcement are set out in Appendix 2. Certain terms used in this announcement are defined in Appendix 4.

The Scheme will be governed by English law and will be subject to the applicable requirements of the City Code. The AIM Rules will continue to apply to Xenetic for as long as its Shares remain admitted to trading on AIM.

Enquiries:

General Sales and Leasing, Inc. +1 702 312 6255

Ari L. Nagler (President and CEO)

Kyleen Cane, Cane Clark LLP (US counsel to GSL)

Xenetic Biosciences plc +44 (0)20 3021 1500

Colin Hill (Chief Financial Officer)

London Bridge Capital Limited +44 (0)7912 201639

(Financial adviser to Xenetic)

Adam Hart

N+1 Singer +44 (0)20 7496 3000

(Nominated Adviser & Broker to Xenetic)

Aubrey Powell

Jenny Wyllie

Further information

This Announcement is for information only and is not intended to and does not constitute, or form part of, any offer to sell or invitation to purchase or subscribe for any securities, or any solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise.  The Acquisition will be effected solely through the Scheme Document and the Equivalent Document, the former containing the full details (and terms and conditions) of the Scheme and how to approve the Scheme.  The Equivalent Document in relation to the GSL Consideration Shares, for which GSL is responsible, will be published by GSL on or about the date on which the Scheme Document is posted and will contain information about GSL and the GSL Consideration Shares.

Any decision regarding the Scheme should be made only on the basis of information referred to in the Scheme Document which Xenetic intends to dispatch as soon as practicable to Xenetic Shareholders, persons with information rights and, for information only, to participants in the Xenetic share incentive schemes, optionholders and warrantholders.

Please be aware that addresses, electronic addresses and certain other information provided by Xenetic Shareholders, persons with information rights and other relevant persons in connection with the receipt of communications from Xenetic may be provided to GSL during the Offer Period as required under Section 4 of Appendix 4 to the City Code.

London Bridge Capital Limited, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic as its financial adviser and no one else in connection with the Acquisition and will not be responsible to anyone other than Xenetic for providing the protections afforded to clients of London Bridge Capital Limited nor for providing advice in connection with the Acquisition or the content of, or any other matter or arrangement described or referred to in, this document. Neither London Bridge Capital Limited nor any of its directors, officers, subsidiaries or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of London Bridge Capital Limited in connection with the Acquisition or any other matter referred to in this document, any statement contained herein or otherwise.

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N+1 Singer, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for Xenetic as its nominated adviser and broker and no one else in connection with the Acquisition and will not be responsible to anyone other than Xenetic for providing the protections afforded to clients of N+1 Singer nor for providing advice in connection with the Acquisition or the content of, or any other matter or arrangement described or referred to in, this document. Neither N+1 Singer nor any of their respective directors, officers, subsidiaries or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of N+1 Singer in connection with the Acquisition or any other matter referred to in this document, any statement contained herein or otherwise.

This announcement has been prepared for the purposes of complying with English law and the information disclosed may be different from that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales. Overseas Shareholders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme and the Acquisition on their particular circumstances.

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom and the availability of any offer to shareholders in Xenetic who are not resident in the United Kingdom may be affected by the laws or regulations of any such jurisdictions.  Accordingly, any persons who are subject to the laws or regulations of any jurisdiction other than the United Kingdom should inform themselves of, and observe, any applicable requirements.

Overseas Shareholders

The implications of the Scheme and the Acquisition for Overseas Shareholders may be affected by the laws of the relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

The Acquisition relates to the acquisition of shares in a UK public company and is proposed to be made by means of a scheme of arrangement under Part 26 of the Companies Act. In particular, with respect to investors in the United States, a transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom to schemes of arrangement, which differ from the requirements of US tender offer rules. Financial information on the Xenetic Group included in the relevant documentation has been prepared in accordance with accounting standards applicable to listed companies in the UK, being IFRS as adopted by the European Union. These may not be comparable to the financial statements of US companies.

This announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. Xenetic Shareholders are advised to read carefully the Equivalent Document as well as the Scheme Document and the Forms of Proxy once these have been dispatched.

To the extent that the Acquisition is effected by way of a Scheme, the GSL Consideration Shares to be issued under the Scheme have not been, and will not be, registered under the US Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state, district or other jurisdiction of the United States, the Republic of South Africa, Canada or Japan.

It is expected that the GSL Consideration Shares will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) thereof. Under applicable US Securities laws, shareholders who are or will be deemed to be affiliates of Xenetic or GSL prior to, or of the Enlarged Group after, the Effective Date will be subject to certain transaction restrictions relating to the GSL Consideration Shares received in connection with the Scheme.

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Disclosure requirements of the City Code

Under Rule 8.3(a) of the City Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified. Opening Position Disclosures have already been made by both GSL and Xenetic.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8 of the City Code. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3 of the City Code.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4 of the City Code). Opening Position Disclosures have already been made both by GSL and by Xenetic.

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.”

Rule 2.10

In accordance with Rule 2.10 of the City Code, GSL confirms that it has 135,000,000 shares of Common Stock with a par value of USD0.001 each in issue. The ISIN reference for these securities is US3707291056. Xenetic confirms that it has 407,875,428 ordinary shares of 0.5 pence each in issue. The ISIN reference for these securities is GB00B08NWV55.

Publication on website

A copy of this announcement is, and will be available, free of charge for inspection on the Company's website at www.xeneticbio.com/investorrelations during the course of the Acquisition but should not be forwarded or transmitted in or into or from any Overseas Jurisdiction.

For the avoidance of doubt, the content of the website referred to above is not incorporated into and does not form part of this announcement.

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Cautionary note regarding forward-looking statements

This announcement contains statements about Xenetic and GSL that are or may be forward-looking statements. All statements other than statements of historical facts included in this announcement may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets", "plans", "believes", "expects", "aims", "intends", "will", "may", "anticipates", "estimates", "projects" or words or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Xenetic's or GSL’s operations; and (iii) the effects of government or stock exchange regulation on Xenetic's or GSL’s business or securities.

Such forward-looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Each of Xenetic and GSL disclaims any obligation to update any forward-looking or other statements contained in this announcement, except as required by applicable law.

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PART 3

APPENDIX 1

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

A.	Conditions of the Acquisition

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and effective by no later than 5 p.m. London time on 30 June 2014, or such later date (if any) as GSL and Xenetic may, with the consent of the Panel, agree and, if required, the Court may allow.

2.	The Scheme will be conditional upon:

2.1	its approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting;

2.2	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting of Xenetic or at any adjournment of that meeting; and

2.3	the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to GSL and Xenetic) and the confirmation of the Reduction of Capital by the Court and:

2.3.1	the delivery of a copy of the necessary Court Order(s) and the requisite statement of capital to the Registrar of Companies; and

2.3.2	if the Court so orders for it to become effective, the registration of the Court Order(s) and the statement of capital by the Registrar of Companies.

3.	Subject to as stated in Part B below and to the requirements of the Panel, the Acquisition will also be conditional upon the following condition and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following condition (as amended if appropriate) has also been satisfied or, where relevant, waived:

3.1	all necessary filings or applications having been made in connection with the Acquisition and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals (collectively "Consents") reasonably deemed necessary or appropriate by GSL and Xenetic for or in respect of the Acquisition having been obtained in terms and in a form satisfactory to GSL and Xenetic and all necessary statutory or regulatory obligations in connection with the Acquisition in any jurisdiction having been complied with in all material respects. Such filings include, but are not limited to, filings with the Secretary of State of Nevada effectuating the Acquisition and filings with the SEC, all as required by law.

B.	Certain further terms of the Acquisition

1.	To the extent permitted by law and subject to the requirements of the Panel, GSL and Xenetic reserve the right to waive, in whole or in part, Condition 3.1 above. Conditions 1 and 2 cannot be waived.

2.	Condition 3.1 must be fulfilled or waived by no later than 11.59pm on the date immediately preceding the date of the Court hearing, failing which the Scheme will lapse.

3.	GSL shall be under no obligation to waive or treat as satisfied Condition 3.1 by a date earlier than the latest date specified in paragraph 2 above for the fulfilment or waiver thereof, notwithstanding that the other Conditions of the offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.
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4.	If GSL is required by the Panel to make an offer for Xenetic Shares under the provisions of Rule 9 of the City Code, GSL may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

5.	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

6.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to the other Condition.

7.	Under Rule 13.5 of the City Code, GSL may not invoke a condition to the Offer so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to GSL in the context of the Offer. The determination of the whether or not such a condition can be invoked would be made by the Panel. Conditions 1 and 2 are not subject to this provision of the Code.

8.	The Acquisition is governed by the laws of England and Wales and is subject to the jurisdiction of the English courts.

9.	The GSL Consideration Shares will be issued credited as fully paid and will rank pari passu in all respects with the New GSL Shares.
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APPENDIX 2

SOURCES AND BASES OF INFORMATION

Save as otherwise stated, the following constitute the sources and basis of certain information referred to in this announcement:

1.	The terms of the Acquisition value the entire issued share capital of Xenetic at approximately £24.3 million, based on the estimated valuation of a GSL Consideration Share of 18.59 pence and the number of Xenetic Shares in issue of 407,875,428 on 11 November 2013 (being the Business Day prior to the date of this Announcement). An estimate pursuant to Rule 24.10 of the City Code of the value of a GSL Consideration Share will be contained in the Scheme Document.

2.	The maximum number of 130,520,137 GSL Consideration Shares that may be issued, assuming full approval of the Acquisition, is calculated by applying the offer ratio of 56 GSL Consideration Shares for every 175 Scheme Shares to the 407,875,428 Xenetic Shares in issue on 11 November 2013. This calculation takes no account of fractions or of any Xenetic Shares that may be issued after the date of this announcement as a result of the exercise of options or warrants, but it does reflect the share consolidation in relation to GSL that will be effected in advance of the Scheme becoming Effective whereby every holder of GSL Shares will receive 1 New GSL Share for every 10 GSL Shares held on the consolidation date.

3.	The percentage that the GSL Consideration Shares will represent as a proportion of the issued share capital of the Enlarged Group, of 97.39 per cent, is calculated by dividing 130,520,137 GSL Consideration Shares to be issued pursuant to the Scheme (derived from the calculation in paragraph 2 of this Appendix 2) by the aggregate of: (i) the 135,000,000 GSL Shares in issue on 11 November 2013 (being the Business Day prior to the date of this Announcement) less the 100,000,000 GSL Shares currently held by Oxbridge that are proposed to be retired to treasury (as set out in paragraph 6 of Part 2) both of which, being subject to the share consolidation (described in paragraph 2 of this Appendix 2) will convert into 13,500,000 New GSL Shares and 10,000,000 New GSL Shares, respectively and (ii) the 130,520,137 GSL Consideration Shares.

4.	Closing share prices for Xenetic of 6.5p on 11 November 2013, of 5.625p on 20 October 2013 and of 5.625p on 15 July 2013 have been derived from Factset.

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APPENDIX 3

IRREVOCABLE UNDERTAKINGS

1. Directors

Xenetic has sought and received irrevocable undertakings from those Xenetic Directors who are beneficial owners of Xenetic Shares to vote in favour of the Scheme Resolutions (and if the Acquisition is subsequently structured as a Takeover Offer, to accept any such offer made by GSL) in respect of their entire beneficial holdings, representing approximately 2.76 per cent. of the existing issued ordinary share capital of Xenetic as at 11 November 2013 (being the Business Day prior to this Announcement). Details of these undertakings are set out below.

Name of Director	Number of Xenetic Shares	Percentage of issued share capital of Xenetic
Sir Brian Richards	2,262,606	0.55%
Scott Maguire (held by Canaccord Nominees Ltd)	1,401,361	0.34%
Colin Hill (held by Pershing Nominees)	1,825,420	0.45%
Professor Gregory Gregoriadis	4,650,208	1.14%
Firdaus Dastoor	1,125,000	0.28%
Dr Dmitry Genkin (held through FDS Pharma)	6,491	0.002%
Total	11,271,086	2.76%

2. Other Xenetic shareholders

Xenetic has also sought and received irrevocable undertakings from those other Xenetic Shareholders set out below to vote in favour of the Scheme Resolutions (and if the Acquisition is subsequently structured as a Takeover Offer, to accept any such offer made by GSL) in respect of their entire holdings in Xenetic Shares, representing approximately 20.32 per cent. of the existing issued ordinary share capital of Xenetic as at 11 November 2013 (being the Business Day prior to this Announcement).

Name	Number of Xenetic Shares	Percentage of issued share capital of Xenetic
Serum Institute of India Limited (including Poonwalla Investments & Industries Pvt Ltd and Chanda Investment and Trading Company Pvt Limited)	42,137,665	10.33%
RBC Trustees (Guernsey) Limited (Roy Nominees, for the Xenetic JSOP trustee, Scott Maguire and Colin Hill) ("RBC")	33,400,606	8.19%
Baxter Healthcare SA	7,325,470	1.80%
Total	82,863,741	20.32%

3. Lapse

All the irrevocable undertakings in paragraphs 1 and 2 above remain binding in the event of a higher competing offer for Xenetic. The irrevocable undertakings however become binding on such directors and shareholders (and will apply to their Xenetic Shares) only upon publication of a firm intention to make the Offer pursuant to Rule 2.7 of the City Code (namely the issue of this Announcement) where such Offer is publicly recommended by the board of Xenetic and, in the case of Serum Institute of India Limited and its connected persons, to any required Reserve Bank of India approvals. All such irrevocable undertakings will lapse and have no further effect if:-

3.1 the Scheme lapses or is withdrawn;

3.2 GSL announces, with the consent of the Panel, that it does not intend to make or proceed with the Scheme; or

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3.3 the Scheme has not become effective by 5 p.m. London time on 30 June 2014.

Subject to the Scheme completing, the irrevocable undertakings set out in paragraph 2 above (save for RBC) also contain customary 12 month lock-in plus 12 month orderly marketing undertakings in relation to any GSL Consideration Shares received by such Xenetic Shareholders pursuant to the Scheme. The equivalent provisions for the Xenetic Directors set out in paragraph 1 above and RBC are a lock in for 6 months (or until an earlier admission to an Exchange), plus an orderly marketing undertaking for 6 months.

4. Availability on website

The irrevocable undertakings referred to in this Appendix 3 are governed by English law and copies will be available, no later than 12 noon on 13 November 2013 on the following website: www.xeneticbio.com/investorrelations, until the completion of the Scheme.

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APPENDIX 4

DEFINITIONS

The following definitions apply throughout this announcement, unless the context requires otherwise:

"Acquisition"	the proposed recommended acquisition of the entire issued and to be issued ordinary share capital of Xenetic by GSL to be implemented by way of the Scheme on the terms and subject to the Conditions set out in this document;
"AIM"	AIM, the market of that name operated by the London Stock Exchange;
"AIM Rules"	the 'AIM Rules for Companies' published by the London Stock Exchange, as amended from time to time;
"Announcement"	this announcement made by GSL and Xenetic on 12 November 2013 through a Regulatory Information Service relating to the Acquisition pursuant to and in accordance with Rule 2.7 of the City Code;
"Board"	the Directors of Xenetic as at the date of this document;
"Business Day"	a day, other than a Saturday, Sunday or public holiday, on which commercial banks are open for business in the City of London, United Kingdom, and are not authorised or required by law to remain closed in New York, New York, United States;
"Closing Price"	the middle market closing price of a Xenetic Share as derived from the Daily Official List;
"Code" or "City Code"	the United Kingdom City Code on Takeovers and Mergers;
"Companies Act"	the Companies Act 2006 (as amended);
"Conditions"	the conditions to the Acquisition which are set out in section A of Appendix 1 of this document;
"Court"	the High Court of Justice in England and Wales;
"Court Hearing"	hearing of the Court at which the Court Order is made;
"Court Meeting"	the meeting of the Scheme Shareholders to be convened pursuant to an order of the Court under Part 26 of the Companies Act to consider and, if thought fit, approve the Scheme;
"Court Order"	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act and confirming the reduction of Xenetic's capital by the cancellation of the Scheme Shares provided by the Scheme under section 648 of the Companies Act;
"CREST"	the relevant system (as defined in the Uncertificated Securities Regulations) of which Euroclear is the Operator (as defined in the Uncertificated Securities Regulations);
"Daily Official List"	the Daily Official List of the London Stock Exchange;
"Directors", "Board" or "Xenetic Directors"	the directors of Xenetic (save as the context may require Roman Knyazev);
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"Effective"	the Scheme having become effective in accordance with its terms;
"Effective Date"	the day on which the Scheme becomes effective in accordance with its terms;
"Enlarged Group"	the GSL Group after completion of the Acquisition;
"Equivalent Document"	a document equivalent to a prospectus to be published by GSL and for which GSL is responsible;
"Euroclear"	Euroclear UK & Ireland Limited;
"Exchange"	any recognised securities exchange, including (but not limited to) NASDAQ, that has registered with the SEC under Section 6 of the Exchange Act;
"Financial Conduct Authority"	the Financial Conduct Authority of the UK;
"Forms of Proxy"	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document;
"FSMA"	the Financial Services and Markets Act 2000 (as amended);
"General Meeting"	the general meeting of Shareholders to be convened in connection with the Scheme and the Reduction of Capital, notice of which will be set out in the Scheme Document (including any adjournment thereof);
"Group" or "Xenetic Group"	Xenetic and its subsidiaries;
"GSL"	General Sales and Leasing, Inc., a corporation incorporated under the laws of the State of Nevada with its principal executive office at 16445 North 91st St., Suite 103, Scottsdale, Arizona 85260;
"GSL Consideration Shares"	up to a maximum of 130,520,137 New GSL Shares to be issued credited as fully paid to Scheme Shareholders pursuant to the Scheme and the Equivalent Document;
"GSL Group"	GSL and its subsidiaries;
"GSL Shares"	shares of common stock in the capital of GSL with a nominal value of US$0.001 each;
" Listing Rules "	the rules and regulations made by the Financial Conduct Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000 and contained in the UK Listing Authority's publication of the same name;
"London Bridge Capital"	London Bridge Capital Limited, financial adviser to Xenetic;
"London Stock Exchange"	London Stock Exchange plc;
"Meetings"	the Court Meeting and the General Meeting (and "Meeting" means either of them);
"N+1 Singer"	Nplus1 Singer Advisory LLP acting as Xenetic’s nominated adviser and broker;
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"NASDAQ"	The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market, operated by The NASDAQ Stock Market LLC;
"New GSL Shares"	the new GSL shares of Common Stock with par value of US$0.01 proposed to be issued and credited as fully paid pursuant to the share consolidation of GSL (before the Scheme becomes Effective);
"New Shares"	the new ordinary shares of 0.5p each in the capital of Xenetic to be issued and credited as fully paid to GSL pursuant to the Scheme;
"Notice of General Meeting"	the notice of General Meeting to be set out in the Scheme Document;
"Offer Period"	the offer period (as defined in the City Code) relating to Xenetic which commenced on 16 July 2013;
“OTCBB”	the OTC Bulletin Board operated by the Financial Industry Regulatory Authority, Inc.;
“OTCQB”	the OTCQB marketplace, operated by OTC Markets Group, Inc.;
"Overseas Shareholders"	Shareholders whose registered addresses are outside the UK or who are citizens or residents of countries other than the UK;
"Pounds" or "£" or "sterling"	UK pounds sterling, the lawful currency of the UK;
"Proposed Directors"	the proposed new directors of GSL (being certain of the Xenetic Directors) who will assume office upon the Scheme becoming Effective;
"Reduction of Capital"	the proposed reduction of the share capital of Xenetic provided for in the Scheme;
"Registrar of Companies"	the Registrar of Companies in England and Wales;
"Regulatory Information Service"	any of the services set out in Schedule 12 to the Listing Rules;
"Scheme" or "Scheme of Arrangement"	the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Xenetic and Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Xenetic and GSL and incorporating a reduction of capital under section 641 of the Companies Act;
"Scheme Document"	the document to be sent to Xenetic Shareholders containing, amongst other things, details of the Scheme and the notices convening the Court Meeting and the General Meeting;
"Scheme Record Time"	the record date and time for the Scheme, specified in the Scheme Document;
"Scheme Resolutions"	the resolution to be proposed at the Court Meeting and the Special Resolution to be proposed at the General Meeting, in both cases to approve and give effect to the Scheme;
"Scheme Shareholders"	the holders of Scheme Shares;
"Scheme Shares"	Shares that are the subject to the Scheme, as defined in the Scheme Document;
“SEC”	U.S. Securities and Exchange Commission;
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"Shareholders" or "Xenetic Shareholders"	the holders of Shares;
"Shares" or "Xenetic Shares"	ordinary shares of 0.5 pence each in the capital of Xenetic;
"SIIL" or "Serum Institute of India"	the Serum Institute of India Limited, a company incorporated under the laws of India having its principal place of business at S.No. 212/2, Off Sol; Poonawalla Road, Hadapsar, Pune-411 028, Maharashtra, India;
"Special Resolution"	the relevant special resolution to be set out in the Notice of General Meeting to be proposed at the General Meeting to approve, amongst other things, the Reduction of Capital;
"subsidiary" and "subsidiary undertaking"	have the meanings given by the Companies Act;
"SynBio"	SynBio LLC, a limited liability company incorporated under the laws of the Russian Federation, Main State Registration Number 1117746126321, having its registered office at building 2, 55/1, Leninsky Prospekt, Moscow, Russian Federation;
"Takeover Offer"	a takeover offer as that term is defined in section 974 of the Companies Act;
"Takeover Panel" or "Panel"	the United Kingdom Panel on Takeovers and Mergers;
"Uncertificated Securities Regulations"	the Uncertificated Securities Regulations 2001 (s1 2001 No. 3755) (as amended);
"United Kingdom" or "UK"	the United Kingdom of Great Britain and Northern Ireland;
"United States" or "US"	the United States of America;
"US Exchange Act" or “Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and rules and regulations thereunder;
"US$" or "$"	United States dollars, the lawful currency of the United States;
"Xenetic"	Xenetic Biosciences plc, incorporated in England and Wales with company registration number 3213174; and
"Xenetic Group"	Xenetic and its subsidiaries.

Interpretation

For the purposes of this announcement:

(a)	subsidiary, subsidiary undertaking, associated undertaking and parent undertaking have the respective meanings given to them by the Companies Act;

(b)	references to one gender include all genders and references to the singular include the plural and vice versa, unless the context requires otherwise;

(c)	any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof; and

(d)	all references to time in this announcement are to local time in London, England, unless otherwise stated.

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